State of Delaware
Secretary of State
Division of Corporations
Delivered 10:15 AM 07/09/2009
FILED 10:03 AM 07/09/2009
SRV 090684294 – 4707635 FILE

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
OF
MEDISAFE 1 TECHNOLOGIES CORP.

FIRST: The name of this Corporation is Medisafe 1 Technologies Corp.

SECOND: Its registered office in the State of Delaware is to be located at 113 Barksdale Professional Center, Newark, Delaware, County of New Castle, Zip Code 19711. The registered agent in charge thereof is Delaware Intercorp, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total stock that this corporation is authorized to issue is 200,000,000 shares of common stock with a par value of $0.0001 per share.

FIFTH: The name and mailing address of the incorporator is as follows:

Jacob Elhadad
5a Hataltan Street
Jerusalem, 96926
Israel

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do hereby certify that the facts herein stated are true, and I have accordingly hereunto executed this Certificate this 7th day of July, 2009.

BY: ____________
Name: Jacob Elhadad
Title: Incorporator